Exhibit 10.24
FIRST AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT
     This Amendment (this “Amendment”) is made and entered into as of March 6, 2008, by and between American Medical Systems Holdings, Inc., a Delaware corporation (“Parent Corporation”), on its behalf and on behalf of all of its Affiliates (collectively, and if the context requires, each individually, referred to herein as the “Company”), with an address at 10700 Bren Road West, Minnetonka, Minnesota 55343, and                      (the “Executive”).
R E C I T A L S
     WHEREAS, Company and Executive entered into a Change in Control Severance Agreement, dated as of April 2, 2007 (the “CIC Severance Agreement”);
     WHEREAS, the parties hereto desire to amend the CIC Severance Agreement to make changes that are necessary or desirable to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
A. CHANGE IN CONTROL SEVERANCE AGREEMENT AMENDMENTS
1.	Section 2 of the CIC Severance Agreement is amended and restated in its entirety to read as follows:
2.
Benefits upon a Change in Control Termination. The Executive will become entitled to the benefits described in this Section 2 on account of a Termination of Employment if and only if (i) the Company terminates the Executive’s employment for any reason other than for Cause, or the Executive terminates the Executive’s employment with the Company for Good Reason, and (ii) the Termination of Employment occurs either within the period beginning on the date of a Change in Control and ending on the last day of the first full calendar month following the first anniversary date of the Change in Control or prior to a Change in Control if the Executive’s Termination of Employment was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control.

(a)
Cash Payment. Subject to Section 2(d), not more than 10 days following the Date of Termination, or, if later, not more than 10 days following the date of the Change in Control, the Company will make a lump-sum cash payment to the Executive in an amount equal to [COO and CFO: one and one-half times; other executives: one times] the sum of (i) the Executive’s Base Pay, plus (ii) 100% of the Executive’s target bonus established for the year during which the Change in Control occurs.

(b)
Definitions. For purposes of this section, the “Continuation Period” is the period beginning on the Executive’s Date of Termination and ending on (x) the last day of the 12th month that begins after the Executive’s Date of Termination or, if earlier, (y) the date after the Executive’s Date of Termination on which the Executive first becomes eligible to participate as an employee in a plan of another employer providing group health and dental benefits to the Executive and the Executive’s eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause (y).

(c)
Group Health Plans. If the Executive elects COBRA coverage under the Company’s group health and/or dental plans, then for each month of the Continuation Period, the Company will pay the Executive an amount equal to the excess of (i) the portion of the monthly cost for the Executive’s coverage under the Company’s group health and/or dental plans that was borne by the Company immediately prior to the Executive’s Termination of Employment or, if greater, immediately prior to the Change in Control (subject to the rule for coverage changes discussed below) over (ii) the portion of the monthly cost for the Executive’s coverage under the Company’s group health and/or dental plans that is borne by the Company during the Continuation Period. The Executive’s coverage will be deemed to include any Company contribution to a Health Savings Account (or similar arrangement) for the Executive. If the level of the Executive’s coverage changes during the Continuation Period, as, for example, from single to family coverage or to no coverage, the amount which the Company shall pay will be determined as if the new coverage level had been the level of coverage in effect immediately prior to the Termination of Employment or Change in Control, as the case may be. The Executive shall be entitled to elect health care continuation coverage under the Company’s group health and/or dental plans for up to 12 months beyond the end of the 18-month COBRA period if he or she has not become eligible to participate as an employee in a plan of another employer providing group health and dental benefits to the Executive and the Executive’s eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause. If COBRA continuation coverage is not available to the Executive during any portion of the Continuation Period (other than by reason of his or her failure to elect COBRA continuation coverage or to pay the required premiums for such coverage), the Company will provide comparable medical benefits pursuant to an alternative arrangement, such as an individual medical insurance contract, and such alternative benefits will be treated as part of the Company’s health and/or dental plan. Any reimbursement made under this Section 2(c) shall be made on or before the last day of the calendar year following the calendar year in which any continuation coverage payment was incurred.

(d)
Life Insurance. In addition, during each month of the Continuation Period, the Executive shall be entitled to receive life insurance coverage substantially equivalent to the coverage Executive had on the day immediately prior to his or her Termination of Employment, including coverage then in effect for Executive’s spouse and dependents. Executive shall be required to pay no more for such life insurance than Executive paid as an active employee immediately before his or her Termination of Employment. In order to continue life insurance coverage, Executive must timely elect continuation or the portability option available under the Company’s group life insurance policy or policies and pay the full premium for such coverage following Termination of Employment. The Company will reimburse Executive at least quarterly for the amount by which such life insurance premium exceeds the amount Executive paid for such coverage as an active employee immediately prior to his or her Termination of Employment, and in all events reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the premium was incurred.

(e)
Tax Gross-Up. To the extent the Executive incurs a tax liability (including foreign, federal, state and local taxes) in connection with a benefit provided pursuant to Section 2(c) which the Executive would not have incurred had the Executive been an active employee of the Company participating in the Company’s group health and dental plans, the Company will make a payment to the Executive in an amount equal to such tax liability plus an additional amount sufficient to permit the Executive to retain a net amount after all taxes equal to the initial tax liability in connection with the benefit. The payment pursuant to this Section 2(e) will be made within ten (10) days after the Executive’s remittal of a written request for payment accompanied by a statement indicating the basis for and amount of the Executive’s tax liability, but in no event later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the appropriate taxing authority.

(f)
Six Month Suspension for Specified Key Employees. Notwithstanding the foregoing, if, at the time of his or her Termination of Employment, the Executive is a Specified Employee, then any payment under Section 2(a) shall be suspended and not made until the first day after the end of the six (6) month period following the Executive’s Termination of Employment, or, if earlier, upon the Executive’s death. If any such suspended payment is not made within 10 days of the end of such six month period, the Company will pay the Executive interest, at an annual rate equal to the applicable Federal rate (AFR) determined under Code section 1274(d) in effect for each month, from the date of Termination of Employment through the date of payment.

2.	Section 4 of the CIC Severance Agreement is amended and restated in its entirety to read as follows:
4.
Gross-Up Payments. If the Executive becomes entitled to payments and benefits following a Change in Control under Section 2 or the vesting of any stock options accelerate following a Change in Control under Section 3, any stock option agreement or certificate or otherwise, the Company will cause its independent auditors promptly to review, at the Company’s sole expense, the applicability of Code

Section 4999 to any payment or distribution of any type by the Company to or for the Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option agreement or certificate or otherwise (the “Total Payments”). If the auditor determines that the Total Payments result in an excise tax imposed on the Executive by Code Section 4999 or any comparable state or local law (such excise tax referred to as the “Excise Tax”), the Company will make an additional cash payment (a “Gross-Up Payment”) to the Executive equal to an amount such that after payment by the Executive of all the taxes imposed on the Executive, including any Excise Tax, as a result of the Gross-Up Payment, the Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax as a result of the Total Payments. If no determination of the Excise Tax is made by the Company’s auditors prior to the time the Executive is required to file a tax return reflecting the Total Payments, the Executive will be entitled to receive from the Company a Gross-Up Payment calculated on the basis of the Excise Tax the Executive reported in such tax return. The payment(s) pursuant to this Section 4 will be made within ten (10) days after the Executive’s remittal of a written request for payment accompanied by a statement indicating the basis for and the amount of the Executive’s actual tax liability. If any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company’s independent auditors or reflected in the Executive’s tax return pursuant to this Section 4, the Executive will be entitled to receive from the Company the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority within ten (10) days after the Executive notifies the Company of such determination. Notwithstanding the foregoing, reimbursement of the Gross-Up Payment will be made not later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes to the appropriate taxing authority (either directly or through tax withholdings), provided if an additional Gross-Up Payment is payable following an audit or litigation and no additional taxes are remitted by the Executive, reimbursement by the Company shall be made by the end of the calendar year next following the calendar year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation. Notwithstanding any other provision of this Section 4, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment and the Executive hereby consents to such withholding.

3.	Section 5 of the CIC Severance Agreement is amended by deleting the final sentence of such Section.

4.	Section 7(l) of the CIC Severance Agreement is amended and restated to read as follows:
(l)
Late Payments. Except as provided under Section 2(f), benefits not paid under this Agreement when due will accrue interest at the rate of 10% per year, or, if lesser, the maximum rate permitted under applicable law, and shall be paid on the 5th day of the month next following the month during which such interest accrued.

5.	Exhibit A, Definitions, is amended by amending and restating Section 17 to read as follows:
17.
The Executive is a “Specified Employee” if on the date of his or her Termination of Employment he or she is a “key employee” (defined below), and the Company or any Affiliate has stock that is publicly traded on an established securities market within the meaning of such term under Section 409A(a)(2)(B) of the Code. For this purpose, Executive is a “key employee” during the 12-month period beginning on the April 1 immediately following a calendar year, if he or she was employed by the Company or any Affiliate and satisfied, at any time during such preceding calendar year, the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations issued thereunder and disregarding Section 416(i)(5) of the Code). The Executive will not be treated as a Specified Employee if he or she is not required to be treated as a Specified Employee under Treasury Regulations issued under Section 409A of the Code.

6.	Exhibit A, Definitions, is amended by amending and restating Section 19 to read as follows:
19.
“Termination of Employment” means a termination of Executive’s employment relationship with the Company and all Affiliates or such other change in the Executive’s employment relationship with the Company and all Affiliates that would be considered a “separation from service” under Section 409A of the Code. The Executive’s employment relationship will be treated as remaining intact while the

Executive is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Executive will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, where the Executive’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence. In all cases, the Executive’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Termination of Employment.

B.	MISCELLANEOUS

1.	No Other Amendment. Except as set forth herein, the CIC Severance Agreement shall remain in full force and effect in accordance with its terms.

2.
Acknowledgement of Reasonableness and Enforceability. The Executive acknowledges the legitimate Company interests which the Restrictions set forth in Section 6 of the CIC Severance Agreement (“Restrictions”) are designed to protect. The Executive further agrees that the Restrictions set forth in Section 6 of the CIC Agreement are reasonable in their scope and duration, and are supported by adequate consideration, including but not limited to the benefits contained in the CIC Severance Agreement, this Amendment, participation in the American Medical Systems, Inc. 2008 Executive Variable Incentive Plan and the grant of stock options on the date hereof. The Executive agrees that he/she will fully comply with those Restrictions, in accordance with their terms.

3.	Definitions. All capitalized terms that are not defined herein shall be as defined in the CIC Severance Agreement.

4.
Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

By:

Name:
Title:

EXECUTIVE

By:

[Name of Executive]